Exhibit 99.1

FOR IMMEDIATE RELEASE
INTROGEN THERAPEUTICS REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS
Results in Line with Expectations
AUSTIN, TX, August 9, 2005 – Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today its results for the quarter ended June 30, 2005, reporting progress during the period in its research and development programs and clinical trial programs.
Introgen reported a net loss of $7.1 million, or $0.23 per share, for the quarter ended June 30, 2005. These results compare to a net loss of $6.2 million, or $0.20 per share, for the previous quarter ended March 31, 2005 and a net loss of $7.6 million, or $0.28 per share, for the comparable prior year quarter ended June 30, 2004.
During the quarter ended June 30, 2005, cash, cash equivalents and short-term investments decreased $5.9 million. At June 30, 2005, Introgen had cash, cash equivalents and short-term investments of $26.7 million.
Revenue was $336,000 for the quarter ended June 30, 2005, compared to revenue of $509,000 for the quarter ended March 31, 2005 and $273,000 for the quarter ended June 30, 2004. Operating expenses were $7.7 million for the quarter ended June 30, 2005, compared to $7.0 million for the quarter ended March 31, 2005 and $8.1 million for the quarter ended June 30, 2004.
For the six months ended June 30, 2005, Introgen reported a net loss of $13.3 million, or $0.43 per share, compared to a net loss for the six months ended June 30, 2004 of $13.0 million, or $0.49 per share. Revenue for the six months ended June 30, 2005 was $845,000, compared to revenue for the six months ended June 30, 2004 of $382,000. Operating expenses were $14.8 million for the six months ended June 30, 2005 compared to $13.8 million for the six months ended June 30, 2004.
Quarterly Conference Call
Introgen has scheduled a conference call to discuss the financial results at 4:30 p.m. eastern time today which may be accessed at 1-877-616-4476 or 1-706-679-7372 or via Internet broadcast at www.introgen.com. For those unable to listen to the broadcast the call will be archived at Introgen’s Website at www.introgen.com in the Investor Relations section.
Introgen is a leading developer of biopharmaceutical products designed to induce therapeutic protein expression using non-integrating gene agents for the treatment of cancer and other diseases. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates a commercial-scale, cGMP manufacturing facility.
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen's future success with its clinical development program for treatment of cancer or other diseases.

The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission, including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at www.introgen.com.
Contact:
 Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	JUNE 30,	DECEMBER 31,
	2005	2004
	(Unaudited)
	(Thousands)
CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	26,727	38,180
OTHER CURRENT ASSETS	482	659
PROPERTY AND EQUIPMENT, NET	6,671	7,277
GRANT RIGHTS ACQUIRED	1,108	1,582
OTHER ASSETS	344	359

TOTAL ASSETS	$35,332	$48,057

ACCOUNTS PAYABLE, ACCRUALS AND OTHER CURRENT LIABILITIES	$6,213	$6,858
NOTES PAYABLE, NET OF CURRENT PORTION	7,949	7,901
OTHER LONG TERM LIABILITIES	1,268	1,132

TOTAL LIABILITIES	15,430	15,891

TOTAL STOCKHOLDERS’ EQUITY	19,902	32,166

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,332	$48,057

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2005	2004	2005	2004
	(Thousands except per share information.)
CONTRACT SERVICES, GRANT AND OTHER REVENUE	$336	$273	$845	$382

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	5,700	5,948	10,939	10,243
GENERAL AND ADMINISTRATIVE	2,006	2,147	3,816	3,591

TOTAL OPERATING EXPENSES	7,706	8,095	14,755	13,834

LOSS FROM OPERATIONS	(7,370)	(7,822)	(13,910)	(13,452)
INTEREST INCOME, INTEREST EXPENSE AND OTHER INCOME, NET	309	271	618	454

NET (LOSS)	$(7,061)	$(7,551)	$(13,292)	$(12,998)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.23)	$(0.28)	$(0.43)	$(0.49)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	31,182	26,607	30,963	26,587